EXHIBIT 21

Subsidiaries of the Registrant
		Percentage of
	Organized	Voting Securities
	Under	Owned by
	Laws of	Immediate Parent

Consolidated-Tomoka Land Co.	Florida	--
Indigo Group Inc.	Florida	100.0
Indigo Group Ltd.	Florida	99.0*
(A Limited Partnership)
Indigo Development Inc.	Florida	100.0
Indigo Commercial Realty Inc.	Florida	100.0
Palms Del Mar Inc.	Florida	100.0
Indigo International Inc.	Florida	100.0
W. Hay Inc.	Florida	**
W. Hay LLC	Florida	***

* Consolidated-Tomoka Land Co. is the limited partner of Indigo Group
Ltd., and owns 99.0% of the total partnership equity. Indigo Group
Inc. is the managing general partner of the partnership and owns a
1.0% of the partnership equity.

** W. Hay Inc. is 100% owned by Indigo Group Inc.

*** W. Hay LLC is 100% owned by W. Hay Inc.

All subsidiaries are included in the Consolidated Financial Statements of the Company and its subsidiaries appearing elsewhere herein.